Exhibit 4.2

SECURED BUSINESS PROMISSORY NOTE

Omaha, Nebraska	$9,400,000.00
September 26th, 2008	August 30, 2009
(Note Date)	(Maturity Date)

On or before August 30, 2009, BALLANTYNE OF OMAHA, INC. (“Maker”) promises to pay to the order of FIRST NATIONAL BANK OF OMAHA (“Lender”) the principal sum hereof, which shall be the lesser of Nine Million Four Hundred Thousand Dollars ($9,400,000.00), or so much thereof as may have been advanced by Lender pursuant to the Revolving Credit Agreement dated as of March 10, 2003, as amended, modified, supplemented and restated from time to time (the “Agreement”) between Maker and Lender. All capitalized terms not defined herein shall have their respective meanings as set forth in the Agreement.

Interest shall accrue on the principal sum hereof outstanding from time to time at a floating per annum interest rate equal to the Interim Revolving Credit Rate. The Interim Revolving Credit Rate will be adjusted on each Adjustment Date.

Interest shall accrue from and after the date of advance to the date of repayment and shall be calculated based on a year of 360 days, and actual days elapsed. Notwithstanding anything to the contrary elsewhere herein, after an Event of Default has occurred interest shall accrue on the entire outstanding balance of principal and interest on all indebtedness hereunder at a fluctuating rate equal to the Default Rate. Interest shall be due no later than the tenth day of each month.

The aggregate principal balance outstanding under this Note together with all accrued but unpaid interest thereon shall be due on the Interim Facility Termination Date. All obligations of Maker under this Note shall be payable in immediately available funds in lawful money of the United States of America at the principal office of Lender in Omaha, Nebraska or at such other address as may be designated by Lender in writing. In the event that a payment day is not a Business Day, the payment shall be due on the next succeeding Business Day.

Maker may at any time prepay the principal amount outstanding under this Note if Maker has given Lender at least two (2) Business Day’s prior written notice of its intention to make such prepayment. Any such prepayment may be made without penalty.

All obligations of Maker hereunder shall be secured by a first security interest in the Collateral, as more specifically described in the Security Agreement, the Pledge Agreement and Control Agreement, subject to liens permitted thereunder.

GENERAL TERMS

Maker’s liability for any amounts owed under this Note and the other Operative Documents (the “Obligations”) shall not be affected by any of the following:

Acceptance or retention by Lender of other property or interests as security for the Obligations, or for the liability of any person other than a Maker with respect to the Obligations;

The release of all or any of the Collateral or other security for any of the Obligations to any Maker; or

Failure by Lender to resort to other security or any person liable for any of the Obligations before resorting to the Collateral.

Lender is not required to take any action whatsoever in respect of the Collateral. Impairment or destruction of the Collateral shall not release Maker of its liability hereunder.

Upon the failure of Maker to make any payment of principal or interest when due hereunder or the occurrence of any Event of Default, all of the Obligations shall, upon the election of Lender and without notice or demand, mature and become immediately due and payable; and Lender shall have all rights and remedies for default provided by the Uniform Commercial Code, any other applicable law and/or the Operative Documents.

All costs and expenses incurred by Lender in enforcing its rights under this Note or any mortgage, endorsement, surety agreement, guaranty relating thereto are the obligation of Maker and are immediately due and payable. Interest shall accrue on such costs and expenses from the date of incurrence at the rate specified herein for delinquent Note payments. Each Maker, endorser, surety and guarantor hereby waives presentment, protest, demand, notice of dishonor, and the defense of any statute of limitations.

Without affecting the liability of any Maker, endorser, surety or guarantor, the holder may, without notice, renew or extend the time for payment, accept partial payments, release or impair any Collateral or other security for the payment of this Note or agree to sue any party liable on it.

Lender shall not be deemed to have waived any of its rights upon or under this Note, or under any mortgage, endorsement, surety agreement or guaranty, unless such waivers be in writing and signed by Lender, as the case may be. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of Lender on liabilities or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly or concurrently.

Maker, if more than one, shall be jointly and severally liable hereunder and all provisions hereof regarding the liabilities or security of Maker shall apply to any liability or any security of any or all of them. This Note shall be binding upon the heirs, executors, administrators, assigns or successors of Maker; shall constitute a continuing agreement, applying to all future as well as existing transactions, whether or not of the character contemplated at the date of this Note, and if all transactions between Lender and Maker shall be at any time closed, shall be equally applicable to any new transactions thereafter, provided that Lender’s interest in the Collateral shall be limited to the extent provided in the Security Agreement, the Pledge Agreement and the Control Agreement; shall benefit Lender, its successors and assigns; and shall so continue in force notwithstanding any change in any partnership party hereto, whether such change occurs through death, retirement or otherwise.

All obligations of Maker hereunder shall be payable in immediately available funds in lawful money of the United States of America at the principal office of Lender.

This Note shall be construed according to the laws of the State of Nebraska.

Unless the context otherwise requires, all terms used herein which are defined in the Uniform Commercial Code shall have the meanings therein stated.

Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

THIS NOTE REPLACES IN ITS ENTIRETY THAT SECURED BUSINESS PROMISSORY NOTE DATED MARCH 31, 2008 IN THE PRINCIPAL AMOUNT OF $10,400,000 MADE BY THE MAKER IN FAVOR OF THE LENDER.

Executed as of this 26th day of September, 2008.

BALLANTYNE OF OMAHA, INC.

By:	/s/ John P. Wilmers
John P. Wilmers

Title:	President & CEO

PROMISSORY NOTE SCHEDULE

Loan Advances and Payments of Principal

BALLANTYNE OF OMAHA, INC.

REVOLVING NOTE ADVANCES AND PAYMENTS:

		Amount of		Unpaid
	Amount of	Principal Paid	Amount of	Principal	Notation
Date	Advance	or Prepaid	Interest Paid	Balance	Made by